Exhibit 23.1

GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Senesco Technologies, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Senesco Technologies, Inc. on Form S-3 (333-125299) of our report dated August 17, 2005 on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2005 and for each of the two fiscal years for the period then ended, appearing in this Annual Report on Form 10-KSB for the year ended June 30, 2005.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 28, 2005

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602

TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com

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